Exhibit 5

The Directors
Hung Lay Si Co. Limited
Century Yard	Mourant Private Wealth
Cricket Square, Elign Avenue	Hill Street Trustees Limited
George Town	22 Grenville Street
Grand Cayman	St Helier
Jersey JE4 8PX
Mr Merle Hinrichs	Channel Islands
c/o 22/F Vita Tower A
Wong Chuk Hang Road	T +44 (0)1534 609 000
Aberdeen	F +44 (0)1534 609 333
Hong Kong	www.mourant.com

11th November 2008

Our ref:                      2041291/chand/pwm/224179

Dear Sirs

Shares in Global Sources Ltd (“GSOL”)

We refer to the following agreements which each of you entered into on the 5th November 2008:

i)
A Share Purchase Agreement (the “SPA”) setting out the terms whereby Hung Lay Si Co. Limited (the “Company”) would receive a part repayment, from Mr Merle Hinrichs, in respect of the outstanding Purchase Price as specified in a Share Purchase Agreement entered into by the Company and Mr Hinrichs on the 23rd November 2003. The repayment taking the form of a receipt by the Company of 5,600,000 GSOL shares from Mr Hinrichs.

ii)	An Agreement (the “Agreement”) setting out the terms whereby the Company would purchase 400,000 GSOL shares from Mr Hinrichs

Collectively the “Agreements”.

We are pleased to agree to a variation in the terms and conditions of the Agreements as follows:-

The price for each GSOL share is to be US$8 and not US$7 as stated in the Agreements.

All other terms and conditions will remain unchanged.

Acceptance of the amended terms and conditions shall be signified by the Company, acting by its duly authorised signatory and Mr Merle Hinrichs each returning to us a signed copy of this letter.

Yours faithfully
For and on behalf of Hill Street Trustees Limited

Alan Binnington
DD +44 (0) 1534 609 380
Fax +44 (0) 1534 609 333
Alan.binnington@mourant.com

Accepted on the terms and conditions stated herein.

………………………………………………………….
Authorised Signatory/Director
For and on behalf of Hung Lay Si Co. Limited

………………………………………………..
Mr Merle Hinrichs

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